UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  August 31, 2009

Global Energy Holdings Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32918 (Commission File Number)	84-1169517 (I.R.S. Employer Identification No.)

3348 Peachtree Road, NE Suite 250, Tower Place 200 Atlanta, Georgia (Address of principal executive offices)	30326 (Zip Code)

Registrant’s telephone number, including area code:	(404) 814-2500

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On August 31, 2009, Xethanol BioFuels, LLC, a wholly owned subsidiary of Global Energy Holdings Group, Inc. (NYSE AMEX: GNH) (referred to collectively with Xethanol BioFuels, LLC as the “Company”), a diversified renewable energy company, entered into an agreement (the “Agreement”) for the sale of its Blairstown, Iowa ethanol facility (the “Blairstown Facility”) to Fiberight, LLC (“Fiberight”) for a purchase price of $1.65 million.  Fiberight has paid to the Company an earnest money deposit of $165,000 (the “Deposit”).

Included in the sale of the Blairstown Facility are approximately 46 acres of real property, all equipment and other personal property and all buildings and other improvements located on the property, including a 24,728 square foot ethanol plant, and all lease rights and rental agreements associated with the property.  The parties expect the transaction to close on or before September 30, 2009, but Fiberight may extend the closing date to November 15, 2009 upon payment of an additional $165,000 into the Deposit.  The Company is not making any representations or warranties to Fiberight with respect to the property being sold.

Fiberight has the right to conduct a due diligence investigation of the property, including environmental testing and title searches.  Fiberight may terminate the Agreement, and the Company will be required to return the Deposit to Fiberight if: (i) environmental testing results in required environmental remediation in excess of $100,000, (ii) title defects are discovered that Fiberight objects to and the Company is not willing to correct, or (iii) the Company fails to perform its obligations under the Agreement.

The Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein in its entirety by reference.

ITEM 9.01	Financial Statements and Exhibits

10.1	Contract for the Purchase and Sale of Real and Personal Property by and between Xethanol BioFuels, LLC and Fiberight, LLC, dated August 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY HOLDINGS GROUP, INC.

Date: September 3, 2009	By:	/s/ Steven Paulik
Steven Paulik
Interim Chief Financial Officer